Exhibit 99.1

Spectrum Brands Reports First Quarter 2008 Financial Results

ATLANTA--(BUSINESS WIRE)--Spectrum Brands, Inc. (NYSE: SPC) announced today first quarter net sales from continuing operations of $560.5 million and a net loss of $0.85 per share for the quarter ended December 30, 2007. Excluding certain items which management believes are not indicative of the company’s on-going normalized operations, the company generated adjusted diluted earnings per share of $0.06. These items include:

  a loss from discontinued operations, net of tax, of $33.3 million, or $0.65 per share, related to the company’s Home & Garden business, which is being held for sale; the loss from discontinued operations includes a loss, net of tax, of $1.2 million on the sale of the company’s Canadian Home & Garden business;
  net tax adjustments of $14.2 million, or $0.28 per share, to reflect a normalized ongoing effective tax rate;
  restructuring and related charges, net of tax, of $2.5 million, or $0.05 per share, associated with company-wide cost reduction initiatives; and
  other items netting to a benefit of $3.6 million, net of tax, or $.07 per share.

During the first quarter of fiscal 2007, the company reported a net loss per share of $0.38. Excluding a loss from discontinued operations of $0.43 per share, restructuring and related charges of $0.10 per share and other non-cash benefits totaling $0.03 per share, first quarter 2007 adjusted diluted earnings per share were $0.12.

Spectrum Brands' net sales of $560.5 million represented a slight decline of one percent from the prior year. Sales in the quarter were negatively impacted by customer requests for earlier than normal shipments of holiday related merchandise, resulting in a timing shift of approximately $15 million in battery and personal care sales from the fiscal first quarter of 2008 to the fiscal fourth quarter of 2007. In addition, our continued deliberate exiting of unprofitable or marginally profitable private label battery sales in Europe was a contributor to the year over year decline. Foreign currency exchange had a favorable impact of $31 million.

Adjusted EBITDA from continuing operations was $68.3 million as compared with $59.3 million in the prior year, a 15 percent improvement. Including adjusted EBITDA results from Home & Garden, which is accounted for as discontinued operations, the company generated adjusted EBITDA of $49.1 million, a 19 percent improvement over 2007’s $41.4 million.

"Spectrum Brands delivered a third consecutive quarter of strong year over year EBITDA growth, demonstrating good progress on our 2008 goal of operating profitability improvement,” said Kent Hussey, Chief Executive Officer. “Our first quarter top line results were negatively impacted by timing issues related to customer-requested early shipments of holiday related merchandise, which shifted sales between the fiscal first quarter of 2008 and the fiscal fourth quarter of 2007. As a result, we believe the sales trends for the six months ended December 30, 2007 taken as a whole are more representative of business trends. Measured over that six month period, our global battery sales increased four percent and Remington sales increased ten percent. As we look to the balance of 2008 and beyond, we believe that the actions taken in 2007 to put the right culture and infrastructure in place will provide opportunities for us to deliver sustainable operating profitability improvement and create long-term shareholder value."

Gross profit and gross margin for the quarter were $208.2 million and 37.2 percent, respectively, versus $208.9 million and 37.0 percent for the same period last year. Restructuring and related charges of $0.1 million were included in the current quarter's cost of goods sold; cost of goods sold in the comparable period last year included $6.0 million in similar charges. Excluding these restructuring and related charges, gross margin declined 90 basis points primarily due to negative product mix.

The current quarter’s operating expenses were $156.5 million, or 27.9 percent of sales, as compared with last year’s $171.4 million in operating expenses, or 30.4 percent of sales. Excluding $3.7 million in restructuring and related charges in the fiscal first quarter of 2008 and $1.4 million in the fiscal first quarter of 2007, operating expenses represented 27.3 percent of sales and 30.1 percent of sales, respectively. The improvement was largely due to lower selling, marketing and general and administrative expense, driven by the restructuring initiatives previously implemented across the organization, as well as a reduction in advertising expense.

Spectrum generated first quarter operating income and operating margin of $51.7 million and 9.2 percent versus $37.5 million and 6.6 percent last year, a 38 percent improvement. After excluding restructuring and related charges from both years’ results, as itemized above, operating margin increased 190 basis points versus the prior year.

First Quarter Segment Results

The Global Batteries and Personal Care segment reported net sales of $418.0 million compared with $426.9 million reported last year. Favorable foreign exchange translation contributed $27.7 million. Global battery sales were flat compared with the prior year. North American battery sales volumes declined two percent, largely as a result of a move on the part of some customers to bring in holiday-related merchandise earlier than was the case in the prior year. European battery sales declined two percent from the prior year. The positive impact of the strong Euro was offset by a sales volume decline, the majority of which represents the company’s planned exit from unprofitable or marginally profitable private label business. Latin American battery sales generated year over year growth of seven percent. Sales of Remington branded products declined six percent worldwide during the quarter. However, sales over the six month period ended December 30, 2007 increased ten percent, a figure which eliminates the impact of timing differences between quarters. Increased distribution and market share gains in Europe generated double digit sales growth in that region during the quarter compared to the prior year, but the improvement was more than offset by a decline in the North American market attributable to retailer initiatives for earlier shipments of holiday related merchandise and a decline in the men’s shaving category. Segment profitability for Global Batteries and Personal Care was $47.1 million versus last year’s $39.8 million, an 18 percent improvement. The profit improvement was driven by lower operating expenses resulting from a reduction in selling and marketing expense and the impact of cost cutting initiatives throughout the business.

Global Pet Supplies net sales were $142.5 million, a three percent increase compared with the prior year. Companion animal product net sales grew six percent, while global aquatics net sales increased two percent from the prior year. Favorable foreign exchange translation contributed $3.7 million. Segment profitability for the quarter was $16.8 million compared with $18.3 million last year. Fiscal 2007 results included a $2.7 million gain related to the termination of a postretirement benefit plan. Absent this gain in 2007, the current year segment profit increased by eight percent.

Spectrum’s Home & Garden business, which is held for sale, generated a loss from discontinued operations of $33.3 million during the quarter as compared with a $22.2 million loss in the prior year. The increased loss primarily relates to the fact that no U.S. tax benefit was recorded in 2008 as compared with a U.S. tax benefit recorded last year. The Home & Garden business generated a U.S. taxable loss in the first quarter, during fiscal 2007 and fiscal 2008; however, the company increased the valuation allowance against the U.S. net deferred tax asset associated with the U.S. taxable entity in this quarter. This adjustment has no cash impact.

Home & Garden fiscal 2008 sales included only one month of revenue for the Canadian Home & Garden business, which was sold on November 1, 2007, compared to three months of revenue in the prior year. Excluding Canadian results from both years, net sales decreased by $2.4 million, or five percent. Gross margin improvement largely offset the loss of Canadian revenue in the quarter.

Corporate expense was $8.4 million as compared with $13.2 million in the prior year period. This improvement was attributable to headcount reductions associated with the global realignment implemented in 2007 as well as expense reductions in all corporate departments.

Interest expense increased to $45.7 million from $31.7 million in the comparable prior year period, in part attributable to a change in allocation of interest expense between continuing and discontinued operations. Total company interest expense, including both continuing and discontinued operations, was $57.3 million this quarter versus $47.1 million last year, the result of higher interest rates and slightly higher debt levels.

Tax expense recorded during the quarter was $16.4 million versus $1.4 million last year. In fiscal 2008, the company increased its valuation allowance against its U.S. net deferred tax asset to reserve for the possibility that the deferred tax assets will not be realized. As a result, fiscal 2008 operating losses in the U.S. tax jurisdiction no longer create tax benefits. (This accounting treatment has no impact on the company’s ability to utilize net operating losses against future taxable income within the U.S.) The result of not recording a tax benefit in the U.S. combined with recording a tax provision on taxable income generated by foreign subsidiaries results in an effective tax rate significantly higher than that experienced in prior years. This increased tax rate has no cash impact to the company.

Webcast Information

Spectrum Brands will hold a conference call at 8:30 a.m. ET on February 7 to further discuss its first quarter results. The call will be accessible via webcast through the company’s website, www.spectrumbrands.com, and will be archived online until February 21.

Non-GAAP Measurements

Within this release, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and Table 4, “Reconciliation of Net Income to Adjusted EBITDA”, for a reconciliation of net income to adjusted EBITDA. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the company’s debt covenant compliance. Adjusted EBITDA excludes certain elements of earnings that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the company’s current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.0 billion and has approximately 7,100 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) the impact of overall economic conditions on consumer spending, (4) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (5) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (6) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Table 4 – Reconciliation of Net Income to EBITDA

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three months ended December 30, 2007 and December 31, 2006
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS
	F2008	F2007 (a)	INC(DEC) %

Net sales	$560.5	$564.6	-0.7%
Cost of goods sold	352.2	349.7
Restructuring and related charges	0.1	6.0
Gross profit	208.2	208.9	-0.3%

Selling	111.7	126.0
General and administrative	35.7	37.1
Research and development	5.4	6.9
Restructuring and related charges	3.7	1.4

Total operating expenses	156.5	171.4

Operating income	51.7	37.5

Interest expense	45.7	31.7
Other (income) expense, net	(0.3)	1.0

Income from continuing operations before income taxes	6.3	4.8

Income tax expense	16.4	1.4

(Loss) income from continuing operations	(10.1)	3.4

Loss from discontinued operations, net of tax (a)	(33.3)	(22.2)

Net loss	$(43.4)	$(18.8)

Average shares outstanding (b)	51.0	49.8

(Loss) income from continuing operations	$(0.20)	$0.07
Loss from discontinued operations	(0.65)	(0.45)
Basic loss per share	$(0.85)	$(0.38)

Average shares and common stock equivalents outstanding (b) (c)	51.0	49.8

(Loss) income from continuing operations	$(0.20)	$0.07
Loss from discontinued operations	(0.65)	(0.45)
Diluted loss per share	$(0.85)	$(0.38)

Note: The Company's Home & Garden business, discontinued effective October 1, 2006, is excluded from continuing operations for all periods presented.

(a) Reflects the loss from discontinued operations, net of tax, of the Home & Garden business segment, discontinued effective October 1, 2006. Included in the three months ended December 30, 2007 is a loss on disposal of Nu-Gro of $1.2 million, net of tax benefit.

(b) Per share figures calculated prior to rounding.

(c) For the three months ended December 30, 2007 and December 31, 2006, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.
Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three months ended December 30, 2007 and December 31, 2006
(Unaudited)
($ in millions)

Supplemental Financial Data	F2008	F2007
Cash	$84.9	$38.0

Trade receivables, net (a)	$339.8	$297.5
Days Sales Outstanding (b)	54	52

Inventory, net (a)	$322.1	$337.1
Inventory Turnover (c)	3.8	3.5

Total Debt	$2,570.1	$2,380.5

	THREE MONTHS
Supplemental Cash Flow Data	F2008	F2007
Depreciation and amortization, excluding amortization of debt issuance costs
	$16.2	$17.6

Capital expenditures	$5.1	$6.5

	THREE MONTHS
Supplemental Segment Sales & Profitability	F2008	F2007

Net Sales
Global Batteries & Personal Care	$418.0	$426.9
Global Pet Supplies	142.5	137.7
Total net sales	$560.5	$564.6

Segment Profit
Global Batteries & Personal Care	$47.1	$39.8
Global Pet Supplies	16.8	18.3
Total segment profit	63.9	58.1

Corporate	8.4	13.2
Restructuring and related charges	3.8	7.4
Interest expense	45.7	31.7
Other (income) expense, net	(0.3)	1.0

Income from continuing operations before income taxes	$6.3	$4.8

Note: As of January 1, 2007, the Company began managing its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s world-wide battery, shaving and grooming, personal care and portable lighting business; (ii) Global Pet Supplies, which consists of the acquired United Pet Group, Tetra and Jungle Labs businesses; and (iii) Home & Garden, which consists of the discontinued Home and Garden Business. In connection with this realignment of reportable segments, costs associated with Global Operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in Corporate expenses, have been embedded within each of the operating segments.  In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis, which were previously reflected as Corporate expenses, have been allocated to the operating segments.  Accordingly, Corporate expenses include only those general and administrative expenses associated with corporate overhead and long-term compensation plans.  All prior periods presented above have been restated to reflect the changes described above.

(a) Trade receivables, net and Inventory, net as of December 30, 2007 and December 31, 2006 exclude amounts related to our discontinued Home & Garden business as these amounts are classified as Assets held for sale, effective October 1, 2006.

(b) Reflects actual days sales outstanding at end of period.

(c) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.
Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three months ended December 30, 2007 and December 31, 2006
(Unaudited)

	THREE MONTHS
	F2008		F2007
Diluted loss per share, as reported	$(0.85)		$(0.38)

Adjustments, net of tax:
Restructuring and related charges	0.05	(a)	0.10	(b)
Discontinued operations	0.65	(c)	0.43	(c)
Income taxes	0.28	(d)	-
Other adjustments	(0.07)	(e)	(0.03)	(f)
	0.91		0.50

Basic earnings per share, as adjusted	$0.06		$0.12

Note: Per share figures calculated prior to rounding.

(a)  For the three months ended December 30, 2007, reflects $2.5 million, net of tax, of restructuring and related charges as follows: (i) $0.3 million for the integration of United and Tetra; (ii) $0.4 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $1.8 million for the Global restructuring announced January 10, 2007.

(b)  For the three months ended December 31, 2006, reflects $5.2 million, net of tax, of restructuring and related charges as follows: (i) $3.0 million primarily for the integration of United and Tetra and (ii) $2.2 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure.

(c)  For the three months ended December 30, 2007 and December 31, 2006, reflects a loss from discontinued operations, net of tax of $33.3 million and $22.2 million, respectively, of the Company's Home & Garden business, discontinued effective October 1, 2006.

(d)  For the three months ended December 30, 2007, reflects $14.2 million adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(e)  For the three months ended December 30, 2007, general and administrative expenses include $2.3 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period.  In addition, interest expense includes $1.3 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(f)  For the three months ended December 31, 2006, general and administrative expenses include $1.6 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Interest expense includes $0.6 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income to EBITDA
For the three months ended December 30, 2007 and December 31, 2006
(Unaudited)
($ in Millions)

	Fiscal Year

	F2008	F2007
Net Loss	$(43.4)	$(18.8)

Income tax expense: Continuing Operations	16.4	1.4

Income tax benefit: Discontinued Operations	(0.6)	(13.3)

Interest Expense: Continuing Operations	45.7	31.7

Interest Expense: Discontinued Operations	11.6	15.4

Depreciation and Amortization	16.2	17.6

Restructuring and Related Charges: Continuing Operations	3.8	7.3

Restructuring and Related Charges: Discontinued Operations	1.2	2.2

Loss on disposal - Canadian Home and Garden Business	1.9	-

Brazilian IPI Credit (a)	(3.6)	(2.3)

EBITDA	$49.1	$41.4

Note: Amounts calculated prior to rounding.

a)  Represents the benefit related to expiring penalties associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expire in the respective period.

CONTACT:
Spectrum Brands, Inc.
Investor Contact:
Nancy O’Donnell, 770-829-6208
VP Investor Relations
or
Sard Verbinnen & Co for Spectrum Brands
Media Contact:
Victoria Hofstad, 212-687-8080
or
Jamie Tully, 212-687-8080